Exhibit 99.1

News Release For Immediate Release

Sallie Mae Announces Expiration and Results of Tender Offer for

Certain Floating Rate Non-Cumulative Preferred Stock Series B

NEWARK, Del., Nov. 25, 2020 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, announced today the expiration and results for its previously announced cash tender offer (the “Offer”) to purchase up to 2,000,000 shares (the “Maximum Share Amount”) of its Floating Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 per share (the “Securities”).

The Offer expired on Nov. 24, 2020 at 11:59 p.m., New York City time (the “Expiration Date”). Based on the count by the depositary for the Offer, as of the Expiration Date, 1,489,304 Securities have been validly tendered and not validly withdrawn (the “Total Tendered Amount”). Because the Total Tendered Amount is less than the Maximum Share Amount, the Company has accepted for purchase all such Securities tendered as of the Expiration Date.

The consideration for each Security tendered and accepted for purchase pursuant to the Offer will equal $45 plus an amount equal to Accrued Dividends. “Accrued Dividends” means, for each Security, accrued and unpaid dividends, if any, from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the Offer.

The Company expects that the settlement date for the Offer will be Nov. 30, 2020.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

J.P. Morgan Securities LLC has acted as dealer manager for the Offer. For additional information regarding the terms of the Offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-8553 (collect). To confirm delivery of Securities, please contact D.F. King & Co., Inc., which is acting as the tender agent and information agent for the Offer, at (877) 283-0322 (toll-free) or (212) 269-5550 (banks and brokers).

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Forward-Looking Statements

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the Company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors are described in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2019 and its subsequent reports on Forms 10-Q and 8-K. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.

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Contacts:

Media:

Rick Castellano

302-451-2541

rick.castellano@salliemae.com

Investors:

Brian Cronin

302-451-0304

brian.cronin@salliemae.com

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